EXHIBIT 99.1

                           ILM II SENIOR LIVING, INC.
                         ENTERS INTO TECHNICAL AMENDMENT
                        OF PENDING MERGER AGREEMENT WITH
                       CAPITAL SENIOR LIVING CORPORATION,
                       INTENDS TO DISTRIBUTE SANTA BARBARA
                       SALES PROCEEDS TO ITS SHAREHOLDERS
                      AND INTENDS TO RESUME THE PAYMENT OF
                     DIVIDENDS ON SHARES OF ITS COMMON STOCK

December 1, 2000, Tyson's Corner, Virginia: ILM II Senior Living, Inc. today announced that it has extended until March 31, 2001 the outside termination date of its pending merger agreement with Capital Senior Living Corporation (NYSE:
CSU) and that it has entered into with Capital a technical amendment to the merger agrpeement providing, among other things, that subject to the ILM II Board's fiduciary duties to shareholders, Capital will have until March 31, 2001 to obtain definitive financing sufficient for Capital to complete its merger previously approved by ILM II's shareholders at a special meeting held on June 22, 2000.

The merger of ILM II with Capital was scheduled to be consummated on or prior to September 30, 2000 but has not been consummated to date. Capital had not obtained sufficient financing to complete the merger by September 30, 2000.

In connection with the amendment, Capital agreed, after March 31, 2001 to a termination of all of its rights of first and last offer it may have with respect to the sale by ILM II to a third party of its common stock, its ownership interest in ILM II Holding, Inc. and/or the sale of ILM II's senior living properties and assets, and to reduce from $1,858,200 to $1,000,000 the amount of certain termination fees payable by ILM II to Capital under certain limited circumstances. All other terms of the merger agreement remain in effect.

The pending merger agreement provides for consideration of $13.04 per share of outstanding ILM II common stock. In view of the previously announced sale to Capital of ILM II's interest in the Santa Barbara, California senior living facility, the ILM II Board intends to distribute on December 15, 2000, the proceeds of such sale on a pro rata basis in the form of a return of invested capital, to shareholders of record as of November 1, 2000. The aggregate cash distribution will be approximately $9,800,000 representing the gross proceeds from the sale, less certain built-in gains taxes, and is equivalent to the payment of approximately $1.89 per share of the $13.04 per share of merger consideration. The remaining approximate $11.15 per share would be payable by Capital to ILM II's shareholders upon completion of the merger in accordance with the merger agreement.

There can be no assurance that Capital will be able to obtain the requisite financing to complete the merger or, even if obtained, that the merger otherwise will be consummated.

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ILM II separately announced today that although it has not yet declared a dividend, ILM II's Board of Directors has reevaluated its dividend policy and intends to resume its policy of paying quarterly cash dividends to holders of its common stock, beginning in January 2001.

      THIS PRESS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" BASED ON OUR CURRENT EXPECTATIONS AND PROJECTIONS ABOUT FUTURE EVENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES WHICH COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR THOSE ANTICIPATED AND CERTAIN OF WHICH ARE BEYOND OUR CONTROL. THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.